AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON  NOVEMBER 24, 1997

                                                     REGISTRATION NO. 333-30135

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3


                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                          FIRST MONTAUK FINANCIAL CORP.
               --------------------------------------------------
               (Exact name of Registrant as specified in charter)


       NEW JERSEY                                               22-1737915
------------------------                                  ----------------------
(State of Incorporation)                                     (I.R.S. Employer
                                                          Identification Number)


                            PARKWAY 109 OFFICE CENTER
                             328 NEWMAN SPRINGS ROAD
                           RED BANK, NEW JERSEY 07701

                                 (732) 842-4700

    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                           HERBERT KURINSKY, PRESIDENT
                            PARKWAY 109 OFFICE CENTER
                             328 NEWMAN SPRINGS ROAD
                           RED BANK, NEW JERSEY 07701

                                 (732) 842-4700

          ------------------------------------------------------------
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                                 With copies to:

                             VICTOR J. DiGIOIA, ESQ.

                            GOLDSTEIN & DiGIOIA, LLP
                              369 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]


     If the registrant elects to deliver its latest report to security holders, or a complete and legible facsimile thereof, pursuant to 11(a)(1) of this Form, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                           Proposed     Proposed
                                            Maximum      Maximum
Title of Each Class             Amount     Offering     Aggregate    Amount of
of Securities                   Being      Price per    Offering    Registration
Being Registered              Registered    Unit(1)     Price(1)       Fee(1)

--------------------------------------------------------------------------------
Units (2) .................    3,200,000     $ .45     $ 1,440,000    $   436
Class A Redeemable Common
 Stock Purchase Warrants

Class B Redeemable Common
 Stock Purchase Warrants

Class C Redeemable Common
 Stock Purchase Warrants
--------------------------------------------------------------------------------
Common Stock, no par
 value(3)..................    3,200,000     $3.00     $ 9,600,000    $ 2,909
--------------------------------------------------------------------------------
Common Stock, no par
 value(4)..................    3,200,000     $5.00     $16,000,000    $ 4,848
--------------------------------------------------------------------------------
Common Stock, no par
 value(5)..................    3,200,000     $7.00     $22,400,000    $ 6,787
--------------------------------------------------------------------------------
Total .....................  $12,800,000               $49,440,000    $14,980
================================================================================

Total amount previously paid $13,947.

Total amount currently due $1,033.

(1)  Estimated solely for the purpose of determining the registration fee.


(2) An aggregate of up to 3,200,000 Class A Redeemable Common Stock Purchase Warrants, 3,200,000 Class B Redeemable Common Stock Purchase Warrants and 3,200,000 Class C Redeemable Common Stock Purchase Warrants ("Warrants") will be offered to the public in up to 3,200,000 Units. Each Unit consists of one Class A Redeemable Common Stock Purchase Warrant, one Class B Redeemable Common Stock Purchase Warrant and One Class C Redeemable Common Stock Purchase Warrant. Includes additional Units to accommodate additional shares of Common Stock which may be issued prior to the record date year the exercise of Outstanding Warrants and Options.

(3) Shares of Common Stock issuable upon exercise of Class A Redeemable Common Stock Purchase Warrants. Pursuant to Rule 416 there are also being registered such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants. Upon exercise of each Warrant, the holder will receive one share of Common Stock, subject to adjustment in certain circumstances.

(4) Shares of Common Stock issuable upon exercise of Class B Redeemable Common Stock Purchase Warrants. Pursuant to Rule 416 there are also being registered such additional numbers of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants.

(5) Shares of Common Stock issuable, upon exercise of Class C Redeemable Common Stock Purchase Warrants. Pursuant to Rule 416 there are also being registered such additional numbers of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants.

                                   ----------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SECTION 8(A) MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. OFFERS TO BUY THESE SECURITIES MAY NOT BE ACCEPTED WITHOUT THE DELIVERY OF A FINAL PROSPECTUS. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 24, 1997


P R O S P E C T U S
-------------------


                                 3,072,779 UNITS


     Each Unit consists of one Class A Redeemable Common Stock Purchase Warrant, one Class B Redeemable Common Stock Purchase Warrant and one Class C Redeemable Common Stock Purchase Warrant.

                          FIRST MONTAUK FINANCIAL CORP.


     First Montauk Financial Corp. (the "Company") is offering (the "Rights Offering") up to 3,072,779 units (the "Units"), to holders ("Shareholders") of record of its common stock, no par value (the "Common Stock") at the close of business on __________, 1997 (the "Record Date"), pursuant to non-transferable rights (the "Rights") to purchase Units at a price of $.45 per Unit (the "Subscription Price"). Holders of Rights ("Rights Holders") will not be required to pay any brokerage fees for the subscription of Units under the Rights Offering. Rights Holders will be able to exercise their Rights until 5:00 p.m. Eastern time on __________, 1997 (the "Expiration Time").

     Each Shareholder is receiving one Right for each share of Common Stock held of record at the close of business on the Record Date. Three Rights will entitle the Rights Holder (the "Basic Subscription Privilege") to subscribe for one Unit. Any rights not duly subscribed for prior to the Expiration Time will expire. Each Rights Holder will also be entitled to purchase at the Subscription Price additional Units that are not otherwise subscribed for pursuant to the exercise of the Basic Subscription Privilege, subject to proration and reduction by the Company under certain circumstances (the "Oversubscription Privilege"). Once a Rights Holder has exercised the Basic Subscription Privilege or the Oversubscription Privilege, such exercise may not be revoked. The Rights will be evidenced by non-transferable certificates (the "Subscription Rights Certificates"). See "Rights Offering Procedures."

     Each Unit consists of one Class A Redeemable Common Stock Purchase Warrant, one Class B Redeemable Common Stock Purchase Warrant and one Class C Redeemable Common Stock Purchase Warrant. Each Class A Redeemable Common Stock Purchase Warrant (the "Class A Warrants"), entitles the holder thereof to purchase during the three years commencing on __ [the date of initial issuance] one share of Common Stock of the Company (the "Class A Warrant Shares"), at an exercise price of $3.00 per share, subject to adjustment in certain circumstances. Each Class B Redeemable Common Stock Purchase Warrant (the "Class B Warrants"), entitle the holder thereof to purchase during the five years commencing on __ [the date of initial issuance] one share of Common Stock of the Company (the "Class B Warrant Shares"), at an exercise price of $5.00 per share, subject to adjustment in certain circumstances. Each Class C Redeemable Common Stock Purchase Warrants (the "Class C Warrants"), entitle the holder thereof to purchase during the seven years commencing on __ [the date of initial issuance] one share of Common Stock of the Company (the "Class C Warrant Shares"), at an exercise price of $7.00 per share, subject to adjustment in certain circumstances. The Class A, B and C Warrants are collectively referred to as the "Warrants." The Warrants will be separately transferable immediately. No separate securities for the Units will be issued.

      The Company may redeem all of the Warrants or a portion thereof on a pro-rata basis, at any time at $.05 per Warrant, upon thirty (30) days' prior written notice, if the closing bid price of the Company's Common Stock for the ten consecutive trading days ending within ten days of the date of the notice of redemption is not less than: (a) for the Class A Warrants, $5.00 per share, (b) for the Class B Warrants $7.00 per share, and (c) for the Class C Warrants, $12.00 per share. See "Potential Adverse Effects of Redemption of Warrants."


     Upon completion of the Rights Offering, and after the exercise of any Warrants, Shareholders who do not fully exercise their Rights will own a smaller proportional interest in the Company than would otherwise be the case.

     The Company's Common Stock is traded in the over-the-counter market and reported on the NASD OTC Bulletin Board System and by the National Daily Quotation Service published by the National Quotation Bureau. On November __, 1997 the bid and asked prices of the Company's Common Stock as reported by a market maker were $_____ and $____, respectively. See "Risk Factors" "NASDAQ Listing." See "Price Range of Common Stock and Certain Market Information."

                                   ----------

          THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE
           PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD THE LOSS OF
                  THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."

                                   ----------

     Rights are exercisable by properly completing a Subscription Rights Certificate and returning it to the Company with full payment for the subscribed Units. Payment may be made by personal check, certified check, cashier's check, money order or wire transfer and must be received prior to the Expiration Time. No interest will be paid to subscribers on any funds used to subscribe for the Units. See "Rights Offering Procedures." The Company's Board of Directors makes no recommendation as to whether any Rights Holder should subscribe for the Units.
                                   ----------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------


================================================================================
                                                                Proceeds to the
                                      Subscription Price       Company (1)(2)(3)
--------------------------------------------------------------------------------

Per Unit.........................          $0.45                    $0.45
--------------------------------------------------------------------------------

Total (1)........................        $1,382,751              $1,382,751

================================================================================


1. The total Subscription Price and the total Proceeds to the Company assume the purchase of 3,072,779 Units pursuant to the exercise of Rights.


2. Before deducting offering expenses estimated at $___________ payable by the Company.

3. The Company has not employed any brokers, dealers or underwriters in connection with the solicitation of exercises of Rights in the Rights Offering and no underwriting commissions, fees or discounts will be paid in connection with the Rights Offering.

                                   ----------

     The Units offered hereby are offered by the Company subject to withdrawal, cancellation or modification of the offer without notice. It is expected that delivery of the Units will be made as soon as practicable following the Expiration Time.


                The date of this Prospectus is November __, 1997

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Website that contains reports, proxy statements and other information regarding issuers that file electronically with the Commission. The address of that Website is: http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

     1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996; and

     2. The Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 1997.


     3. The Company's Proxy Statement for its Annual Meeting of Shareholders held on June 27, 1997.



     Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.


     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Robert Rabinowitz, Esq., First Montauk Financial Corp., Parkway 109 Office Center, 328 Newman Springs Road, Red Bank, New Jersey 07701, telephone (732) 842-4700.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS INTENDED TO SET FORTH CERTAIN PERTINENT FACTS AND HIGHLIGHTS FROM MATERIAL CONTAINED IN THE BODY OF THIS PROSPECTUS. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                   THE COMPANY

     First Montauk Financial Corp. ("FMFC") is a holding company, which, through its principal wholly-owned subsidiary, First Montauk Securities Corp. ("FMSC"), is primarily engaged in the operation of an investment banking and securities brokerage firm. FMFC also sells insurance products through its subsidiary Montauk Insurance Services, Inc., ("MISI") and equipment leases through Montauk Advisors, Inc. ("MAI"). FMFC, FMSC, MISI and MAI are sometimes collectively referred to herein as the "Company". FMSC is a broker-dealer registered with the Securities and Exchange Commission ("SEC"), a member of the National Association of Securities Dealers Regulation, Inc. ("NASDR"), the Municipal Securities Rulemaking Board ("MSRB"), and the Securities Investor Protection Corporation ("SIPC"). FMSC's business activities consist primarily of retail sales and trading of listed and unlisted equity and fixed-income securities; sales of government, municipal and corporate securities; options; commissions earned from individual and institutional securities transactions; and market making activities. FMSC also provides investment banking activities such as private and public securities offerings. In 1995, FMSC became a registered advisor under the Investment Advisors Act of 1940 and began offering investment advisory services on a limited basis.

     FMSC is currently licensed to conduct its broker-dealer business in 49 states and the District of Columbia. FMSC maintains approximately 125 branch and/or satellite offices, all of which are maintained by affiliates. FMSC has approximately 400 registered representatives, and services approximately 30,000 retail customer accounts.

     FMSC's primary method of operation is through its affiliate program. The affiliate program is designed to attract experienced brokers with existing clientele who desire to operate their own office. It is through this affiliate program that FMSC has expanded its customer base and retail activities by adding brokers with established clientele. In order to become an affiliate of FMSC, the registered representative must enter into an affiliate agreement with FMSC. The Company believes that one of the primary reasons its affiliate program is attractive to such individuals is because the affiliate arrangement entitles the affiliate representative to obtain a significantly higher percentage of the commissions generated by his sales than a registered representative would normally receive. Based on the experience of FMSC's management, and information derived from professional associations, FMSC believes that the range of standard commission payout rates for registered representatives of retail forms is approximately 40%-50%, whereas the Company's affiliates receive commissions of approximately 80%-85%. The terms of the affiliate agreement provide that the Company's affiliate establishes his own office and is solely responsible for the payment of all expenses associated with the operation of the branch office, including rent, utilities, furniture, equipment, stock quotation machines, and general office supplies. All securities transactions are cleared through FMSC's clearing firm on a fully disclosed basis. FMSC receives a percentage (generally 15%-20% after deduction of clearing costs) of the affiliates' commissions with no operating expenses directly attributable to the maintenance of the specific affiliate office.

     FMSC has also expanded its general securities business by adding registered representatives to its main corporate office. FMSC is continuously seeking to establish additional branch offices at sites and locations to be selected, the timing and location of which will be based upon prevailing business and economic conditions.

     In 1991, MISI was formed for the purpose of offering and selling variable annuity, variable life as well as traditional life and health insurance products. Currently, MISI is licensed in the states of Alabama, Alaska, Arizona, California, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Maine, Maryland, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Virginia, Washington and Wisconsin. MISI derives revenue from insurance-related products and services from the existing base of FMSC's Registered Representatives who are insurance licensed. In fiscal year 1996 MISI earned $523,868 in gross commissions from the sale of insurance.

     In 1993, the Company formed Montauk Advisors, Inc., ("MAI") as a wholly-owned subsidiary. MAI engages in the sale of equipment leasing contracts on an agency basis. The equipment financed to date includes copiers, facsimile machines and other business machines. These leases are sold to various customers from which MAI derives a commission. In fiscal year 1996 MAI earned $373,216 in gross commissions from the sale of leases.

     In early 1995, FMSC became registered with the Securities and Exchange Commission (the "SEC") as an Investment Advisor under the Investment Advisors Act of 1940 for the purpose of providing investment advisory services and fee-based managed accounts to clients of FMSC. In August 1997, as a result of the National Securities Markets Improvement Act ("NSMIA"), FMSC voluntarily withdrew this registration since it was no longer required. Currently, FMSC is licensed as an Investment Advisor in the States of Alaska, Arizona, California, Connecticut, Florida, Hawaii, Indiana, New Jersey, New York, North Carolina, Pennsylvania, Texas, and West Virginia. Although to date FMSC has received minimal revenues from its advisory services, management's goal is to derive revenue by providing investment advisory services to FMSC's existing client base as well as to additional clientele seeking fee-based managed accounts.

     FMFC and its subsidiaries (with the exception of MISI) each maintain their principal executive offices at Parkway 109 Office Center, 328 Newman Springs Road, Red Bank, New Jersey 07701, telephone (732) 842-4700. MISI maintains its principal offices at One Mack Centre Drive, Paramus, New Jersey.

RECENT DEVELOPMENTS

RECENT LOANS

     Montauk Advisors, Inc. ("MAI") has made various loans totaling $374,293.09 to Global Financial Corp., the financing company which packages and sells leasing contracts through MAI. These loans were made for the purpose of assisting Global with its short-term cash flow requirements. The loans carry 8% per annum interest and are due to be paid in full on April 1, 1998. Global may seek additional loans from MAI in the short-term which will be evaluated on a case by case basis.

FEDERAL ADMINISTRATIVE ORDER

     In June 1997, without admitting or denying the findings of the SEC, FMSC consented to the issuance of an order making findings and imposing remedial sanctions and a Cease-and-Desist Order in the Matter of First Montauk Securities Corp., Admin. Proc. File No. 3-9342, Release No. 34-38775 (June 25, 1997) ("Order").

     In the Order, FMSC was ordered to cease and desist from present or future violations of Sections (15)(c) and 17(a) of the Securities Exchange Act of 1934 ("Exchange Act") and Rules 15c3-1, 17a-3, 17a-5 and 17a-11 thereunder. FMSC was also censured and required to pay disgorgement in the amount of $175,458, prejudgment interest in the amount of $51,584 and a civil money penalty in the amount of $50,000. In addition, FMSC was required to retain an independent consultant to conduct a review of, and to report and make recommendations as to, FMSC's supervisory and compliance policies and procedures, particularly as they relate to the firm's affiliate program and the supervision of the firm's branch offices by the main office.

     There can be no assurance whether the Order will have a material adverse effect on the business of the Company, or result in the institution of other proceedings by State Securities Administrators.

     In February 1997, FMSC entered into a Consent Decree with the State of Florida, without admitting or denying the findings, relating to the alledged failure to supervise a former affiliate office in Houston. FMSC agreed to pay a fine of $15,000 and engage an independent consultant, as well as other provisions temporarily limiting brokerage activities in the State of Florida. There can be no assurance this decree will not have a material adverse effect on the business of the Company.


                               The Rights Offering


Rights............................  Each record holder of Common Stock as of the close of business on the Record Date will receive one nontransferable Right for every share of Common Stock held of record as of the close of business on the Record Date. An aggregate of up to 9,214,354 Rights will be distributed. See "The Rights Offering -- The Rights".

Basic Subscription Privilege......  Holders will be entitled to subscribe, up to the Expiration Time and at the Subscription
                                    Price, for one Unit for every three Rights held. The election of a Holder to exercise Rights in the Rights Offering is irrevocable. Certificates representing
                                    Warrants purchased pursuant to both the
                                    Basic Subscription Privilege and the
                                    Oversubscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Time. Accordingly, until certificates are delivered, subscribing Holders may not be able to sell the Warrants that they have purchased in the Rights Offering. See "The Rights Offering-Subscription Privileges-Basic Subscription
                                    Privilege."



Oversubscription Privilege........  Each record holder of Common Stock as of the close of business on the Record Date who exercises all of his or her Rights pursuant to the Basic Subscription Privilege will be entitled to subscribe, up to the Expiration Time and at the Subscription Price, for additional Units, that are available after satisfaction of all subscriptions pursuant to the Basic Subscription Privilege (the "Excess Units"). The Oversubscription Privilege is not transferable. A Holder may, at the time of exercising the Basic Subscription

                                    Privilege, exercise the Oversubscription
                                    Privilege for up to the total number of
                                    Units to be issued in the Rights offering.
                                    If an insufficient number of Excess Units is available to satisfy fully all elections to exercise the Oversubscription Privilege, then the Excess Units will be prorated in proportion to the number of shares of Common Stock owned by such Holder as of the close of business on the Record Date. See "The Rights Offering--Subscription Privileges
                                    Oversubscription Privilege."

Subscription Price of Units.......  The Subscription Price will be $.45 per
                                    Unit. Each Holder will be deemed to have exercised first, the Basic Subscription Privilege and second, the Oversubscription Privilege.

Shares outstanding Before
  Rights Offering.................  9,218,338

Shares of Common Stock
  Outstanding After Rights
  Offering........................  9,218,338

Shares of Common Stock to be
  Issued Assuming the Exercise
  of all of the Rights ...........  9,218,338

Shares of Common Stock to be
 Outstanding Assuming the
 Exercise of All of the
 Warrants.........................  18,436,676


Nontransferrability of Rights.....  The Rights are not transferable

Procedure for Exercising Rights...  Rights will be evidenced by Rights
                                    Certificates ("Rights Certificates") that will be mailed to holders of Common Stock as of the close of business on the Record Date or, if such shares are held by any nominee or depository, to such nominee or depository. The Basic Subscription Privilege and the Oversubscription Privilege may be exercised by properly completing the Rights Certificates evidencing those Rights and forwarding them (or following the guaranteed delivery procedures), with payment of the Subscription Price (as hereinafter defined) of $.45 for each

                                    Unit or Excess Unit subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege to the Subscription Agent (as hereinafter defined) prior to the Expiration Time. If Rights Certificates are sent by mail, Holders are urged to use insured, registered mail, return receipt requested. Once a Holder has exercised the Basic Subscription Privilege and the Oversubscription Privilege, such exercise may not be revoked. Any Rights not duly exercised prior to the Expiration Time will expire. See "The Rights
                                    Offering--Exercise of Rights."

Persons Holding Common Stock
  Through Others..................  Persons holding shares of Common Stock and receiving the Rights distributable with
                                    respect thereto through a broker, dealer, commercial bank, trust company or other nominee should contact the appropriate institution or nominee and request it to effect such transactions on their behalf. See "The Rights Offering--Exercise of Rights."

Procedure for Exercising Rights
  by Foreign Shareholders.........  Rights Certificates will not be mailed to record holders of Common Stock whose
                                    addresses are outside the United States and Canada, but will be held by the Subscription Agent for such holders' accounts until the Subscription Agent receives instructions to exercise the Rights. If no instructions are received by the Expiration Time, the Rights will be null and void.


Certain Federal Income Tax
  Consequences....................  For U. S. federal income tax purposes, shareholders will not recognize taxable
                                    income upon receipt of the Rights, nor will they recognize gain or loss upon exercise or expiration of the Rights. See "Certain Federal Income Tax Consequences."


Conditions........................  The Company reserves the right at any time prior to the Expiration Time to terminate the Rights Offering if consummation is prohibited by law or applicable regulation.

Issuance of Units.................  Certificates representing Warrants purchased pursuant to the exercise of the Basic
                                    Subscription Privilege and the
                                    Oversubscription Privilege will be delivered to subscribers and the Standby Purchasers in a single
                                   delivery as soon as practicable after the Expiration Time and after all prorations contemplated by the terms of the Rights Offering have been affected. See "the Rights Offering--Subscription Privileges."


Expiration......................   The Rights Offering will expire at 5:00 p.m.,
                                   New York City time on _______________, 1997,
                                   subject to extension at the sole discretion of the Company's Board of Directors, but not beyond 5:00 p.m., New York City time, on ___________, 1997. Any Rights not duly exercised prior to the Expiration Time will expire.


Subscription Agent...............  North American Transfer Company


OTC Bulletin Board Symbol........  FMFK


                     Important Dates for the Rights Offering

               Event                                            Date
               -----                                            ----

     Record Date .....................................     _______, 1997

     Subscription Period Commences ...................     _______, 1997

     Expiration Time .................................     _______, 1997(1)

--------

(1) Unless the Rights Offering is extended to a date not later than ________________________, 1997.

                             SUMMARY FINANCIAL DATA

================================================================================

                                                        Nine Months Ended
                          Years Ended December 31,        September 30,
                         -------------------------  ----------------------------
                            1996          1995           1997         1996

--------------------------------------------------------------------------------
Statement of
Operations Data:
----------------

Revenues ...............  $35,089,688   $28,342,203   $26,623,733   $27,181,779
--------------------------------------------------------------------------------
Net income .............  $    32,789   $   768,088   $ 1,082,662   $   705,671
--------------------------------------------------------------------------------

Per Share:
----------

Net income .............  $       .01   $       .09   $      0.11   $      0.08
--------------------------------------------------------------------------------
Number of shares .......    8,623,538     8,422,365    10,241,383     8,553,032
--------------------------------------------------------------------------------

Balance Sheet Data:
-------------------

--------------------------------------------------------------------------------
Total assets ...........  $ 8,742,039   $10,486,967   $10,398,683   $ 9,061,786
--------------------------------------------------------------------------------
Total liabilities ......  $ 4,625,260   $ 6,886,021   $ 3,776,207   $ 4,538,454
--------------------------------------------------------------------------------
Common stock issued
with guaranteed
resale price ...........  $   421,500                 $   346,500   $   335,000
--------------------------------------------------------------------------------
Stockholders' equity ...  $ 3,695,279   $ 3,600,946   $ 6,275,976   $ 4,188,332
================================================================================

                                  RISK FACTORS


     The Units offered hereby are speculative and involve a high degree of risk. Prospective investors should carefully consider, among other things, the following risk factors and speculative factors inherent in and affecting the business of the Company and this offering.


SAFE HARBOR STATEMENT


     Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). The Company desires to avail itself of certain "safe harbor" provisions of the Reform Act and is therefore including this special note to enable the Company to do so. Forward-looking statements in this Prospectus or hereafter included in other publicly available documents filed with the Securities and Exchange Commission, reports to the Company's Shareholders and other publicly available statements issued or released by the Company involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward looking statements. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These risks include, but are not limited to risks associated with the intense competition in the brokerage industry, potential litigation, regulatory matters and the volatility of the securities markets, as well as other risks which may be detailed in the Company's Securities and Exchange Commission filings, including its Annual Report on Form 10-KSB for the year ended December 31, 1996, each of which could adversely affect the Company's business and the accuracy of the forward-looking statements contained herein.


1.   ORGANIZATIONAL AND OPERATING HISTORY

     For the years ended December 31, 1996 and 1995, the Company had revenues of $35,089,688, and $28,342,203, respectively and had net income of $32,789 and $768,088 for the years ended December 31, 1996 and 1995, respectively. No assurance is given that the Company will not incur losses in the future, and such losses would necessarily affect the nature, scope and level of the Company's future operations. The results of operations to date are not necessarily indicative of the result of future operations. The Company's securities business, by its very nature, is subject to various risks and contingencies, many of which are beyond the ability of the Company to control. These include economic conditions generally and in particular those affecting securities markets, interest rates, discretionary income available for investment; losses which may be incurred from underwriting and trading activities; customer inability to meet commitments (such as margin obligations); customer fraud; and employee misconduct and errors. Further, the nature and extent of the Company's underwriting, trading and market activities, and hence the volume and scope of its business is directly affected by its available "Net Capital".

2.   FLUCTUATING SECURITIES VOLUME AND PRICES

     The Company and the securities industry in general are directly affected by national and international economic and political conditions, broad trends in business and finance, the level and volatility of interest rates, changes in and uncertainty regarding tax laws and substantial fluctuations in the volume and price levels of securities transactions. The Company and the securities industry in general are subject to other risks, including risks of loss from the underwriting of securities, counterparty (a party to which the Company has credit or performance exposure) failures to meet commitments, customer fraud, employee errors or misconduct and litigation. In addition, price fluctuations may cause losses on securities positions. As the Company expands its investment banking activities and more frequently serves as manager or co-manager of public offerings of securities, it expects to make increased commitments of capital to market-making activities in securities of those issuers. The expected additional concentration of capital in the securities of those issuers held in inventory will increase the risk of loss from reductions in the market price. Low trading volume or declining prices generally result in reduced revenues. Under these conditions, profitability is adversely affected since many costs, other than commission compensation and bonuses, are fixed. Heavy trading volume has caused serious operating problems, including delays in clearing and processing, for many securities firms in the past and may do so in the future.

3.   COMPETITION AND OTHER DEVELOPMENTS

     The Company encounters intense competition in all aspects of its business and competes directly with many other securities firms, a significant number of which offer their customers a broader range of financial services, have substantially greater resources and may have greater operating efficiencies. In addition, a number of firm offer discount brokerage services to individual retail customers and generally effect transactions at lower commission rates on an "execution only" basis without offering other services such as investment recommendations and research. The further expansion of discount brokerage firms could adversely affect the Company's retail business. Moreover, there is substantial commission discounting by full-service broker-dealers competing for institutional and individual brokerage business. The possible increase of this discounting could adversely affect the Company. Other financial institutions, notably commercial banks and savings and loan associations, offer customers some of the services and products presently provided by securities firms. In addition, certain large corporations have entered the securities industry by acquiring securities firms. While it is not possible to predict the type and extent of competitive services which banks and other institutions ultimately may offer to customers, the Company may be adversely affected to the extent those services are offered on a large scale.

4.   RISKS OF PRINCIPAL AND BROKERAGE TRANSACTIONS AND LENDING ACTIVITIES

     The Company's trading, market making and underwriting activities involve the purchase, sale or short sale of securities as a principal and, accordingly, involve the risk of changes in the market prices of those securities and the risk of a decrease in the liquidity of markets which would limit the Company's ability to resell securities purchased or to repurchase securities sold in principal transactions. The Company's brokerage activities and its principal transactions are subject to credit risks. For example a customer may not respond to a margin call, and since the securities being held as collateral have diminished in value, there is a risk that the Company may not recover the funds it loaned to the customer.


5.   LITIGATION AND RELATED LOSSES

     Many aspects of the Company's business involve substantial risk of liability, including exposure to substantial liability under federal and state securities laws in connection with the activity of its sales people as well the underwriting and distribution of securities. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions which generally seek rescission and substantial damages. During the year ended December 31, 1996, the Company incurred $2,731,997 in costs and expenses related to customer claims. See "Legal Proceedings" in Form 10-KSB and 10-Q.


6.   PERSONNEL; DEPENDENCE UPON REGISTERED REPRESENTATIVES

     Most aspects of the Company's business are dependent on highly skilled and experienced individuals. The Company has devoted considerable efforts to recruiting and compensating those individuals and provides incentives to encourage them to remain with the Company. Individuals associated with the Company may in the future leave the Company at any time to pursue other opportunities.

7.   DEPENDENCE UPON FOUNDERS

     For the foreseeable future, the Company will be substantially dependent upon the personal efforts and abilities of its President, Mr. Herbert Kurinsky and its Vice-President, Mr. William Kurinsky to coordinate, implement and manage its business plans and programs. The loss or unavailability of the services of either of them would likely have a material adverse affect on the business, operations and prospects of the Company. The Company has obtained, for its benefit, a policy of life insurance on the lives of Messrs. Herbert Kurinsky and William Kurinsky in the amount of $500,000 and $250,000, respectively. The Company has entered into a three year Employment Agreement with each of these employees.

8.   REGULATION

     The Company's business, and the securities industry generally, are subject to extensive regulation at both the federal and state levels. In addition, self-regulatory organizations such as the NASD require strict compliance with their rules and regulations. Failure to comply with any of these laws, rules or regulations could result in fines, suspension or expulsion, which could have a material adverse affect upon the Company.

9.   NET CAPITAL REQUIREMENTS

     The Company's business, like that of other securities firms, is capital intensive. The SEC and the NASD have stringent provisions with respect to net capital requirements applicable to the operation of securities firms. A significant operating loss or any charge against net capital that could adversely affect the ability of the Company to expand or, depending upon the magnitude of the loss or charge, to maintain its present level of business.

10.  RISKS ASSOCIATED WITH INVESTMENT BANKING ACTIVITIES

     Participation in an underwriting syndicate or a selling group involves both economic and regulatory risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase, or if it is forced to liquidate its commitment at less than the purchase price. In addition, under federal securities laws, other laws and court decisions with respect to underwriters' liabilities and limitations on the indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for misstatements or omissions of material facts in Prospectuses and other communications with respect to such offerings. Acting as a managing underwriter increases these risks. Underwriting commitments constitute a charge against net capital and the Company's ability to make underwriting commitments may be limited by the requirement that it must at all times be in compliance with the Net Capital Rule.

11.  DIVIDEND POLICY

     Anticipated capital requirements of the Company make it unlikely that any dividends will be declared in the foreseeable future on the Shares. Further, applicable statutory regulations under the Securities Act of 1933, as amended, as well as regulations of the NASDR may affect the ability of the Company to declare and pay dividends. See "Dividend Policy".

12. POTENTIAL ADVERSE IMPACT ON MARKET PRICE OF WARRANTS UNDERLYING COMMON STOCK AND RULE 144 SALES


     Sales of substantial amounts of the Company's Common Stock in the public market after this Offering, or the perception that such sales may occur, could adversely affect the market prices of the Company's Common Stock and may impair the Company's ability to raise additional capital by the sale of its equity securities. As a result of this Offering the Company will have 9,214,354 Warrants to purchase 9,214,354 shares of Common Stock. Holders of those Warrants are likely to exercise them when, in all likelihood the Company could obtain additional capital on terms more favorable than those provided by the Warrants. Further, while the Warrants are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected.

     Of the 9,218,338 issued and outstanding shares of the Company's Common Stock, approximately 2,092,941 shares may be deemed "restricted shares" and, in the future, may be sold in compliance with Rule 144 under the Securities Act of 1933, as amended. Rule 144 provides that a person holding restricted securities for a period of one year may sell in brokerage transactions an amount equal to 1% of the Company's outstanding Common Stock every three months. A person who is a "non-affiliate" of the Company and who has held restricted securities for over two years is not subject to the aforesaid volume limitations as long as the other conditions of the Rule are met. Possible or actual sales of the Company's Common Stock by certain of the Company's present shareholders under Rule 144 may, in the future, have a depressive effect on the price of the Company's Common Stock in any market which may develop for such shares. Such sales at that time may have a depressive effect on the price of the Company's Common Stock in the open market. See "Certain Transactions" and "Description of Capital Stock--Shares Eligible for Future Sale".


13.  LIMITED PUBLIC MARKET AND ARBITRARY DETERMINATION OF OFFERING PRICE


     The Company's Common Stock is traded in the over-the-counter market and reported by the National Daily Quotation Service ("Pink Sheets") published by the National Quotation Bureau, Inc and the Electronic Bulletin Board maintained by the NASD. Although the Company intends to apply for inclusion of its Common Stock in the Nasdaq SmallCap Market, it does not currently satisfy the minimum listing requirements. Accordingly, there an be no assurance that the Company will be successful in obtaining listing on Nasdaq, or if obtained, that the Company will be able to maintain its Nasdaq listing . Further, there has been no trading market in the Company's Warrants.

     The exercise prices of the Rights and the Warrants have been arbitrarily determined by the Company, and do not relate to price quotations for the Company's Common Stock or other established criteria of value.


14.  POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS


     All of the Warrants or a portion thereof on a pro-rata basis may be redeemed by the Company at any time at a redemption price of $.05 per Warrant provided that 30 days prior written notice is given to the holders of the Warrants, and if the closing bid price of the Company's Common Stock reported on NASDAQ for the ten consecutive trading days ending within ten days of the date of notice of redemption is not less then: (a) for Class A Warrants, $5.00 per share; (b) for Class B Warrants $7.00 per share; and (c) for Class C Warrants $12.00 per share and (d) a valid registration statement for the shares of Common Stock underlying such Warrants is then in effect. Redemption of the Warrants could force the holders: (i) to exercise the Warrants and pay the exercise price therefore when it may be disadvantageous for the holders to do so, (ii) to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants or (iii) to accept the nominal redemption price which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. See "Description of Securities -- Units and Warrants."



15.  CURRENT PROSPECTUS AND STATE QUALIFICATION REQUIRED TO EXERCISE WARRANTS

     Holders of Warrants will be able to exercise the Warrants only if: (i) a current prospectus under the Securities Act for the Shares of Common Stock underlying the Warrants (the "Warrants Shares") is then in effect and (ii) such securities are qualified for sales or exempt from qualifications under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the Warrant Shares following completion of the Offering to the extent required by federal securities law, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a prospectus covering the Warrants Shares is not kept current or if the Warrant Shares are not qualified, or exempt from qualification, in the state in which the holders of Warrants reside. Persons holding Warrants who reside in jurisdictions in which such securities are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants in the open market or allow them to expire unexercised. If and when the Warrants become redeemable by the terms thereof, the Company may exercise its redemption right even if it is unable to qualify the Warrant Shares for sale under all applicable state securities laws. See "Description of Securities -- Units and Warrants."

16. LIMITATIONS ON TRADING AND MARKET-MAKING ACTIVITIES ON THE COMPANY'S BROKER- DEALER SUBSIDIARY IN THE COMPANY'S SECURITIES

     Due to regulatory positions and requirements of both the SEC and the NASDR relating to the circumstances and extent to which a registered broker-dealer and NASDR member may engage in market-making transactions in the securities of its parent company, FMSC does not engage in trading or market-making activities relating to the Company's Common Stock, Units or Warrants where it would speculate in, purchase or sell the Company's securities for its own account. The purpose and effect of such limitation restrict FMSC from being a factor in the determination of the market or price of the Company's securities. FMSC does, however, execute transactions for its customers on an "agency basis" where it does not acquire the Company's securities for its own trading account. FMSC will, however, earn usual and customary brokerage commissions in connection with the execution of such brokerage transactions. If, under current or future regulations of both the SEC and NASDR, the Company is permitted to participate as a market-maker, it may do so on the basis of showing a bid and offer for the Company's securities at specified prices representing customer interest.

17.  LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION

     The Company has amended its Certificate of Incorporation to include provisions eliminating the personal liability of directors, except for breach of a director's duty of loyalty to the Company or to its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, and in respect of any transaction in which a director receives an improper personal benefit. These provisions pertain only to breaches of duty by directors as such, and not in any other corporate capacity, e.g., as an officer. As a result of the inclusion of such provisions, if adopted, neither the Company nor shareholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have an effective remedy against the challenged conduct.


     The Company believes that, based upon recent developments in the market for directors' and officers' liability insurance, such provisions are necessary to attract and retain qualified individuals to serve as directors. In addition, such provisions will allow directors to perform their duties in good faith without concern for the application of monetary liability on a retroactive basis in the event that a court determines their conduct to have been negligent or grossly negligent. On the other hand, the potential remedies available to the Company or a Company Shareholder are significantly limited by such provisions, and it is possible that the protection afforded by such provisions may reduce the level of diligence or care demonstrated by such directors.

18.  RECENT FEDERAL AND STATE ADMINISTRATIVE PROCEEDINGS

     In February 1997, FMSC entered into a consent decree with the State of Florida relating to an alleged failure to supervise a former affiliate office. Similarly, in June 1997, FMSC entered into a consent decree with the Securities and Exchange Commission relating to similar allegations. The consent decree required the Company to pay certain fines and adopt remedial actions to prevent further violations in the future. These proceedings may have a material adverse effect on the Company's business, and there can be no assurance that the proceedings may not result in additional proceedings being commenced by state securities administrators. (See "Recent Developments.")

19.  TAX CONSIDERATIONS

     There are various applicable income tax consequences associated with an investment in the Common Stock. Each investor is urged to consult with his own tax advisor concerning the effects of applicable income tax laws and regulations on an investment by him in the Company's securities and his individual tax situation. The Company will not seek or receive a ruling from the Internal Revenue Service or a tax opinion as to the tax consequences of the distribution of the Rights or an investment in the Common Stock. See "Certain Federal Income Tax Considerations" for a summary of certain federal income tax aspects of the Rights and the Common Stock offered hereby.

20. POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS IN CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Company's Certificate of Incorporation and By-laws contain provisions which may discourage certain transactions which involve an actual or threatened change in control of the Company. These provisions include a "classified" or "staggered" board of directors. As permitted by the New Jersey Corporation Law, the Company's Certificate of Incorporation provides that a director or officer of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, except under certain circumstances including a breach of the director's duty of loyalty to the Company or its stockholders or any transaction from which the director derived an improper personal benefit.

     The Provisions referred to above may make the Company a less attractive acquisition candidate. They may also discourage or impede offers to acquire the Company not approved by the Board of Directors, including offers for some or all of the shares of any class or series of the Company's capital stock at substantial premiums above the then current market value of such shares. See "Description of the Securities."



                                 USE OF PROCEEDS

     The net proceeds from the sale of the Shares offered hereby, after deduction of other estimated expenses of the offering, are estimated to be approximately $____________ if the maximum number of Rights are exercised.

     The Company expects to use the net proceeds for general corporate purposes, primarily for use in the Company's retail, institutional, trading and investment banking and underwriting activities. The amount of the net proceeds that will be invested in particular areas of the Company's business will depend upon future economic conditions and business opportunities. To the extent that the Company may incur a loss from operations, such loss will be funded from the Company's general funds, including the net proceeds of this offering. In such event the amount available for use in the expansion of the various aspects of the Company's business will be reduced by the amounts expended in the course of day-to-day operations, including working capital requirements and by any operating losses.

                        MARKET FOR COMPANY'S COMMON STOCK

     The Common Stock is traded in The NASD's Over-the-Counter Bulletin Board, trading symbol "FMFK". Although the Company is applying for inclusion of its Common Stock in the Nasdaq Small Cap Market, there can be no assurance that the Company's application will be accepted.


     The following table presents, on a quarterly basis, the high and low bid quotations for the Common Stock as reported by the Nasdaq National Market for the period from January 1, 1995 through September 30, 1997. Such quotations reflect inter-dealer prices, without retail markup, markdown or commission and do not necessarily represent actual transactions.


Period                                             High           Low
------                                             ----           ---
1997

First Quarter ..........................         $3.125         $ .96
Second Quarter..........................         $2.78125       $2.4375
Third Quarter ..........................         $2.65625       $2.59375
Fourth Quarter
  (Through December __, 1997)...........


1996

First Quarter ..........................         $1.0625        $ .84375
Second Quarter .........................         $2.1875        $ .8125
Third Quarter ..........................         $1.53          $1.03125
Fourth Quarter .........................         $1.13          $ .80


1995


First Quarter ..........................         $ .56          $ .22
Second Quarter .........................         $ .91          $ .19
Third Quarter ..........................         $1.06          $ .50
Fourth Quarter .........................         $1.19          $ .50



     The number of shares of Common Stock of the Company held of record as of the close of business on September 30, 1997 was 9,218,338.

                               THE RIGHTS OFFERING

THE RIGHTS


     The Company is issuing to each record holder of Common Stock as of the close of business on the Record Date one nontransferable Right for every share of Common Stock held of record as of the close of business on the Record Date. Rights will be evidenced by Rights Certificates. An aggregate of up to 9,218,338 Rights will be distributed.


EXPIRATION TIME

     The Rights Offering will expire at the Expiration Time, 5:00 p.m. New York City time on __________, 1997, subject to extension at the sole discretion of the Company's Board of Directors, but not beyond 5:00 p.m. New York City time on _________, 1997. After the Expiration Time, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Time, regardless of when the documents relating to that exercise were sent except pursuant to the guaranteed delivery procedures described under "Payment for Shares."

SUBSCRIPTION PRIVILEGES

     Basic Subscription Privilege. These Rights will entitle the Holder to subscribe up to the Expiration Time and at the Subscription Price for one Unit. Certificates representing Units purchased pursuant to the exercise of the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Time and after all prorations contemplated by the terms of the Rights offering have been effected.


     Oversubscription Privilege. Subject to allocation described below, each Right also carries the right to subscribe up to the Expiration Time and at the Subscription Price for an unlimited number of additional Units up to the total number of Units to be issued in the Rights Offering. Only Holders who exercise all their Rights pursuant to the Basic Subscription Privilege will be entitled to exercise the Oversubscription Privilege.

     Units will be available for subscription pursuant to the Oversubscription Privilege only to the extent that any Units remain available for purchase after the exercise of the Basic Subscription Privilege. The Oversubscription Privilege is not transferable. A Holder may at the time of exercising the Basic Subscription Privilege exercise the Oversubscription Privilege for up to the total number of Units to be issued in the Rights Offering. If an insufficient number of Excess Units is available to satisfy fully all elections to exercise the Oversubscription Privilege, then the Excess Units will be prorated in proportion to the number of shares of Common Stock owned by such Holder as of the close of business on the Record Date.

     Banks, brokers and other nominee holders who exercise the Basic Subscription Privilege and the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company in connection with the exercise of the Oversubscription Privilege as to the aggregated number of Rights that have been exercised and the number of Units thereby subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting.

SUBSCRIPTION PRICE

     The Subscription Price will be $.45 per Unit. If the aggregate Estimated Subscription Price paid by an exercising Holder exceeds the amount necessary to purchase at the Subscription Price the number of Units for which the Holder has indicated an intention to subscribe, then the holder will be deemed to have exercised, first, the Basic Subscription Privilege (if not already fully exercised) and, second, the Oversubscription privilege to purchase shares at the Subscription Price to the full extent of the excess payment tendered. The Subscription Price is payable in cash, by check, money order or wire transfer, all as more completely set forth under "Exercise of Rights."

EXERCISE OF RIGHTS

     Holders may exercise their Rights by delivering to the Subscription Agent, at or prior to the Expiration Time, the properly completed and executed Rights Certificates evidencing those Rights, with any signatures guaranteed as required, together with payment in full of the Estimated Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege. Rights may also be exercised by contacting the holder's broker, banker or trust company, which can arrange, on the Holder's behalf, to guarantee delivery of payment and of a properly completed and executed Rights Certificate. A fee may be charged for this service. Completed Rights Certificates must be received by the Subscription Agent prior to the Expiration Time (unless the guaranteed delivery procedures are complied with as described under "Payment for Shares") at the offices of the Subscription Agent at the address set forth in "Subscription Agent".

     Holders Who Are Record Owners. Holders who are record owners can choose either option set forth under "Payment for Shares". If time is of the essence, option (2) will permit delivery of the Rights Certificate and payment after the Expiration Time.

     Holders Whose Shares Are Held by a Nominee. Holders whose shares are held by a nominee, such as a broker or trustee, must contact that nominee to exercise their Rights. In that case, the nominee will complete the Rights Certificate on behalf of the Holder and arrange for proper payment by one of the methods set forth under "Payment for Shares".

     Nominees. Nominees who hold shares for the account of others should notify the beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should complete the Rights Certificate and submit it to the Subscription

Agent along with the proper payment described under "Payment for Shares".

PAYMENT FOR SHARES

     Holders who acquire Units by exercising the Basic Subscription Privilege and the Oversubscription Privilege may choose between the following methods of payment.

     (1) A Holder can send the Rights Certificate, together with payment for the Units subscribed for pursuant to the Basic Subscription Privilege and for Excess Shares subscribed for pursuant to the Oversubscription Privilege, to the Subscription Agent, calculating the total payment on the basis of the subscription price of $.45 per Unit (the "Subscription Price"). To be accepted, such payment, together with the executed Rights Certificate, must be received by the Subscription Agent at one of its offices at the addresses set forth under "Subscription Agent" prior to the Expiration Time. The Subscription Agent will deposit all checks and money orders received by it prior to the final payment date into a segregated interest-bearing account(which interest will be paid to the Company) pending proration and distribution of Units or Excess Units. A PAYMENT PURSUANT TO THIS METHOD MUST BE IN UNITED STATES DOLLARS BY MONEY ORDER OR CHECK DRAWN ON A BANK LOCATED IN THE UNITED STATES, MUST BE PAYABLE TO "FMFC RIGHTS OFFERING" AND MUST ACCOMPANY AN EXECUTED RIGHTS CERTIFICATE FOR SUCH RIGHTS CERTIFICATE TO BE ACCEPTED.


     (2) Alternatively, a subscription will be accepted by the Subscription Agent if, prior to the Expiration Time, the Subscription Agent has received a notice of guaranteed delivery by facsimile (telecopy) or otherwise from a bank, a trust company or a New York stock Exchange member guaranteeing delivery of (a) payment of the Estimated Subscription Price for the Underlying Shares subscribed for pursuant to the Basic Subscription Privilege and for any Excess Units subscribed for pursuant to the Oversubscription Privilege and (b) a properly completed and executed Rights Certificate. The Subscription Agent will not honor a notice of guaranteed delivery unless a properly completed and executed Rights Certificate is received by the Subscription Agent by the close of business on the third business day after the Expiration Time (______, 1997) and full payment of the Estimated Subscription Price is received by the Subscription Agent by the close of business on such date.

     Within 10 business days following the Expiration Time (____, 1997), a confirmation will be sent by the Subscription Agent to each subscribing Holder (or, if the Holder's shares are held by a depository or nominee, to such depository or nominee), showing (a) the number of Units and the number of Excess Units, if any, acquired, (b) the per share and total purchase price for such Units or Excess Units, and (c) any excess payment that would otherwise result in a fractional share that is to be refunded by the Company to such Holder. Any excess payment to be refunded by the Company to a Holder will be mailed by the Subscription Agent to such Holder as promptly as practicable.


     The Estimated Subscription Price will be deemed to have been received by the

Subscription Agent only upon (a) clearance of any uncertified check, (b) receipt by the Subscription Agent of any certified check or cashier's check or of any postal, telegraphic or express money order, or (c) receipt of notice of guaranteed delivery. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, Holders who wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such time and are urged to consider in the alternative payment by means of certified or cashiers check, money order or wire transfer of funds. All funds received in payment of the Subscription Price made by the Subscription Agent and invested at the direction of the Company in short-term certificates of deposit, short-term obligations of the United States, or any state or agency thereof, or money market mutual funds invested in the foregoing instruments. The account in which such funds will be held will not be insured by the Federal Deposit Insurance Corporation. Earnings on such funds will be retained by the Company whether or not the Rights Offering is consummated.

     Whichever of the two methods described above are used, issuance and delivery of certificates for the shares of common Stock purchased are subject to collection of checks and actual payment pursuant to any notice of guaranteed delivery.

     The instructions accompanying the Rights Certificates should be read carefully and followed in detail RIGHTS CERTIFICATES SHOULD BE SENT WITH PAYMENT TO THE SUBSCRIPTION AGENT. DO NOT SEND RIGHTS CERTIFICATES TO THE COMPANY.

     THE METHOD OF DELIVERY OF RIGHTS CERTIFICATES AND PAYMENT OF THE ESTIMATED SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE HOLDERS. IF SENT BY MAIL, HOLDERS ARE URGED TO SEND RIGHTS CERTIFICATE AND PAYMENTS BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND ARE URGED TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION TIME. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, HOLDERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER, WIRE TRANSFER OF FUNDS OR NOTICE OF GUARANTEED DELIVERY.

     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine or reject the purported exercise of any Right. Rights Certificates will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the company, in its sole discretion, determines. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Rights Certificates or incur any liability for failure to give such notification.

     Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the instructions or the notice of guaranteed delivery should be directed to the Information Agent at the address and telephone numbers set forth under "Information."

NO REVOCATION

     ONCE A HOLDER HAS PROPERLY EXERCISED HIS OR HER BASIC SUBSCRIPTION PRIVILEGE AND OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.

NONTRANSFERRABILITY OF RIGHTS

     RIGHTS MAY NOT BE PURCHASED, SOLD OR OTHERWISE TRANSFERRED. ANY PURPORTED TRANSFER OF RIGHTS WILL BE DEEMED NULL AND VOID.

DETERMINATION OF SUBSCRIPTION PRICE AND TERMS OF THE RIGHTS OFFERING.

     The Company's objective in establishing the Subscription Price was the achievement of the targeted net proceeds from the Rights Offering while providing Shareholders with an opportunity to make an additional investment in the Company, and thus avoid an excessive dilution of their proportionate ownership position in the Company.


     In approving the Subscription Price, the Board of Directors of the Company considered such factors as the alternative available to the Company for raising capital, the market price of the common Stock, the business prospects for the Company and the general condition of the securities markets. There can be no assurance, however, that the market price of the common Stock will not decline during the subscription period, or that, following the issuance of the Rights and of the Warrants upon exercise of Rights, a subscribing Rights Holder will be able to sell Warrants purchased in the Rights Offering at a price equal to or greater than the Subscription Price.


SUBSCRIPTION AGENT

     The Company has appointed North American Transfer Company as Subscription Agent for the Rights Offering. The Subscription Agent's address, which is the address to which the Rights Certificates and payment of the Subscription Price should be delivered, as well as the address to which a notice of guaranteed delivery must be delivered, is:

                     North American Transfer Company
                     147 West Merrick Road
                     Freeport, NY  11521

     The Subscription Agent's telephone number is (516) 379-8501, an its facsimile number is (516) 379-8525.

     The Company will pay the Subscription Agent's fees and expenses, and has also agreed to indemnify the Subscription Agent against certain liabilities it may incur in connection with the Rights Offering.

INFORMATION

     Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the instructions or the notice of guaranteed delivery should be directed to: Robert
I. Rabinowitz, Esq. at the Company.

FOREIGN SHAREHOLDERS

     Due to the requirements and restrictions of securities laws of foreign countries, Rights Certificates will not be mailed to record holders of common Stock whose addresses are outside the United States and Canada, but will be held by the Subscription Agent for such holders' accounts until the Subscription Agent receives instructions to exercise the Rights. If no instructions are received by the Expiration Time, the Rights will be null and void.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain federal income tax consequences applicable to the Company's shareholders upon the issuance of the Rights, and to Holders upon the exercise of the Rights. This summary provides only a general discussion and does not represent a complete analysis of the consequences that may occur for a particular Holder based on his or her individual circumstances, or of the provisions of the Internal Revenue code of 1986, as amended (the "Code"), that may subject certain Holders to special treatment (for example, banks, dealers in securities, life insurance companies and tax-exempt organizations). Moreover, this summary does not address any aspects of state, local or foreign tax laws or of any federal laws other than those pertaining to income tax.

     This summary is based on the Code, Treasury Regulations promulgated thereunder and their judicial and administrative interpretations as of the date of this Prospectus. There can be no assurance that further legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the conclusions expressed herein. Any such change, even though made after the distribution of the Rights, could be applied retroactively.

     The Company has not requested a ruling from the Internal Revenue Service (the "Service") with respect to the matters discussed in this summary. This summary does not in any way bind the Service or the courts or in any way constitute an assurance that the federal income tax consequences discussed herein will be accepted by the Service or the courts.

ISSUANCE OF THE RIGHTS


     The Company's shareholders will not recognize taxable income upon receipt of the Rights.


BASIS OF THE RIGHTS

     Except as provided in the following sentence, a Holder's basis in the Rights received pursuant to the Rights Offering will be zero. If (a) the fair market value of the Rights on the date of issuance is $.45 or more or (b) the Holder elects, in a statement attached to his or her federal income tax return for the taxable year in which he or she receives the Rights, to allocate part of his or her basis in the Units to such Rights then, upon exercise of the Rights, the Holder's basis in his or her Unit as of the date of issuance will be allocated between the Units and the Rights in proportion to their relative fair market values on the date of issuance.

EXERCISE OF THE RIGHTS; BASIS AND HOLDING PERIOD OF UNDERLYING  SHARES

     Holders will not recognize gain or loss upon exercise of their Rights. The holding period for common stock underlying the Warrants will begin on the date the Warrants are exercised.

EXPIRATION OF THE RIGHTS

     Holders who allow the Rights received by them to expire unexercised will not recognize gain or loss and the basis (if any) allocable to such Rights will revert to the Common Stock with respect to which the Rights were received.

     THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING ON SUCH HOLDER'S OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

                            DESCRIPTION OF SECURITIES


     The Company is authorized to issue 30,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, par value $.10 per share. As of the date hereof, there were 9,218,338 shares of Common Stock issued and outstanding, and no shares of Preferred Stock issued and outstanding.


COMMON STOCK

     Subject to the rights of the holders of any shares of Preferred Stock which may be issued in the future, holders of shares of Common Stock of the Company are entitled to cast one vote for each share held at all shareholders' meetings for all purposes, including the election of directors. The Board of Directors is divided into three classes with the members of one class (one-third of the Board) elected each year at the Company's annual meeting of stockholders to serve for a period of three years and until their respective successors have been duly elected and qualified. This provision may make the Company a less attractive take-over target.


     Common shareholders have the right to share ratably in such dividends on shares of Common Stock as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to shareholders after the payment of all debts and other liabilities, subject to any superior rights of any future holders of Preferred Stock.

     Common shareholders have no pre-emptive rights. There are no conversion or redemption privileges or sinking fund provisions with respect to the Common Stock. All of the outstanding shares of Common Stock are, and all of the shares of Common Stock offered hereby will be, validly issued, fully paid and nonassessable. The common Stock does not have cumulative voting rights so holders of more than 50% of the outstanding Common Stock can elect 100% of the Directors of the Company if they choose to do so.

PREFERRED STOCK

     The Board of Directors is authorized to issue 5,000,000 shares of Preferred Stock, $.10 par value per share, from time to time in one or more series. The Board may issue a series of Preferred Stock having the right to vote on any matter submitted to shareholders, including, without limitation, the right to vote by itself as a series, or as a class together with any other or all series of Preferred Stock. The Board of Directors may determine that the holder of Preferred Stock voting as a class will have the right to elect one or more additional members of the Board of Directors, or the majority of the members of the Board of Directors.

UNITS AND WARRANTS

     The following discussion is subject to the terms and conditions of the Warrants, and subscribers are referred to the Warrants for more detailed information.


     Each Unit consists of one Class A Redeemable Common Stock Purchase Warrant, one Class B Redeemable Common Stock purchase Warrant and one Class C Redeemable Common Stock Purchase Warrant. Each Class A Redeemable Common Stock Purchase Warrant (the "Class A Warrants"), entitles the holder thereof to purchase during the three years commencing on __ [the date of initial issuance] one share of Common Stock of the Company (the "Class A Warrant Shares"), at an exercise price of $3.00 per share, subject to adjustment in certain circumstances. Each Class B Warrant entitles the holder thereof to purchase during the five years commencing on __ [the date of initial issuance] one share of Common Stock of the Company (the "Class B Warrant Shares"), at an exercise price of $5.00 per share, subject to adjustment in certain circumstances. The Class C Warrant entitles the holder thereof to purchase during the seven years commencing on ______ [the date of the initial issuance] one share of Common Stock of the Company (the "Class C Warrant Shares"), at an exercise price of $7.00 per share, subject to adjustment in certain circumstances. The Warrants may be exercised in whole or in part. Unless exercised within the applicable exercise period, the Warrants will automatically expire in the last day of the applicable exercise period.

     The Company may redeem all of the Warrants or a portion thereof on a pro-rata basis, at any time at $.05 per Warrant, upon not less than thirty (30) days nor more than (60) sixty days' prior notice, if the closing bid price of the Company's common stock for the ten consecutive trading days ending within ten days of the date of the notice of redemption is not less than: (a) for the Class A Warrants, $5.00 per share, (b) for the Class B Warrants $7.00 per share, and (c) for the Class C Warrants, $12.00.

     The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement"), between the Company and North American Transfer Company, as warrant agent ("Warrant Agent"), and will be evidenced by warrant certificates in registered form. The warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock.


     The exercise price of the Warrants was determined arbitrarily by the Company and should not be construed to be predictive of or to imply that any price increases in the Company's securities will occur.

     The Company has reserved from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance upon the exercise of the Warrants. A Warrant may be exercised upon surrender of the Warrant certificate on or before its expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrant is being exercised. The holders of the Warrants may exercise the Warrants at any time up to the business day prior to the date of redemption, provided that (i) a current registration statement relating to the shares of Common Stock underlying the Warrants is on file with the Commission and then in effect and (ii) such securities are qualified for sale or exempt from qualification under the securities laws of the state in which the particular holder of the Warrants resides. The Warrant Agreement requires the Company to endeavor to maintain a registration statement current and effective for these purposes. However, there can be no assurance that the Company will be able to do so. (See "Risk Factors -- Current Prospectus Required to Exercise Warrants.") Shares issued upon exercise of Warrants and payment in accordance with the terms of the Warrants will be validly issued, fully paid and non-assessable. For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market value of the Common Stock, with a resulting dilution in the interest of all other shareholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Warrants. The Warrants do not confer upon the Warrant holder any voting or other rights of a Shareholder of the Company.


TRANSFER AND WARRANT AGENT

     The transfer and Warrant agent for the Company's Common Stock is North American Transfer Company, 47 West Merrick Road, Freeport, New York 11521.

                                  LEGAL MATTERS


     The legality of the offering of the Rights will be passed upon for the Company by Goldstein & DiGioia, LLP, 369 Lexington Avenue, New York, New York 10017.


                                     EXPERTS


     The financial statements of the Company as of and for the years ended December 31, 1995 and 1996 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Schneider Ehrlich & Wengrover LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     The Company has filed a Registration Statement under the Act with the Securities and Exchange Commission (the "Commission"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Each statement made in this Prospectus referring to a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. The Registration Statement, including exhibits thereto, may be inspected without charge to anyone at the office of the Commission, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. upon payment of the Commission's charge for copying.

No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.








                                 3,072,779 Units



                          FIRST MONTAUK FINANCIAL CORP.


                                      Units




                         ------------------------------

                                   PROSPECTUS

                        -------------------------------





                              _______________, 1997

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Expenses in connection with the issuance and distribution of the securities being registered herein are estimated.

         Amount
         -------

Securities and Exchange Commission Registration Fee.................   $14,980
Printing and Engraving Expenses.....................................   $15,000
Accounting Fees and Expenses........................................   $ 5,000
Legal Fees and Expenses.............................................
Blue Sky Fees and  Expense..........................................
Transfer Agent and Registrar Fees...................................   $ 5,000
Miscellaneous Fees and Expenses.....................................   $ 5,000
                                                                       -------
     Total..........................................................   $
                                                                       =======


Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's By-Laws require the Company to indemnify, to the full extent authorized by Section 14A:3-5 of the New Jersey Business Corporation Act, any person with respect to any civil, criminal, administrative or investigative action or proceeding instituted or threatened by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or any predecessor of the Company is or was serving at the request of the Company or a predecessor of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Section 14A:3-5 of the New Jersey Business Corporation Act authorized the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys fees) in connection with defending any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable for negligence or misconduct, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director had no reasonable cause to believe his conduct was unlawful.

     In accordance with Section 14A:2-7 of the New Jersey Business Corporation Act, the

Company's Certificate of Incorporation eliminates the personal liability of officers and directors to the Company and to shareholders for monetary damage for violation of a director's duty owed to the Company or its Shareholders, under certain circumstances.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16. EXHIBITS


     The exhibits designated with an asterisk (*) have previously been filed with the Commission in connection with the Company's Registration Statement on Form S-l, File No. 33-24696, and pursuant to 17 C.F.R. Sections 201.24 and 240.12b-32, are incorporated by reference to the document referenced in brackets following the description of such exhibits. (**) denotes exhibits filed herewith. (***) denotes exhibits to be filed by Amendment to this Registration Statement.


Exhibit No.          Description
----------           -----------

   3.l*       Amended and Restated Certificate of Incorporation adopted at
                1989 Special Meeting in lieu of Annual Meeting of
                Shareholders


   3.2*       Amended and Restated By-Laws

   4.l*       Form of Common Stock Certificate

   4.2**      Form of Subscription Rights Certificate

   4.3**      Form of Class A Redeemable Common Stock Purchase Warrant
                Certificate

   4.4**      Form of Class B Redeemable Common Stock Purchase Warrant
                Certificate

   4.5**      Form of Class C Redeemable Common Stock Purchase Warrant
                Certificate

   4.6**      Form of Warrant Agent Agreement

   5***       Opinion of Goldstein & DiGioia

   23**       Consent of Schneider Ehrlich & Wengrover, LLP

 99.1**       Letter to Rights Holders

 99.2**       Instructions for Use of the Subscription Rights Certificate
                including Notice of Guaranteed Delivery

 99.3**       Letter to Rights Holders with addresses outside the
                United States

 99.4**       Letter to Securities Dealers, Commercial Banks, Brokers, Trust
                Companies, and other Nominees, including Nominee Holder Oversubscription Certification

 99.5**       Letter from Nominees to Beneficial Owners, including Letter of
                Instruction from Beneficial Owners of Nominees.

 99.6**       DTC Participant Oversubscription Exercise Form, including
                Nominee Holder Subscription Certificate

 99.7**       Subscription Agent Agreement between the Registrant and North
                American Transfer Company.

Item 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (b) to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement, or any material change to such information in the registration statement; provided, however, that paragraphs
(a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13, or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) For purpose of determining any liability under the Securities Act of 1933, each post effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the following provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against pubic policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)  THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES THAT:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Red Bank, State of Jersey, on the 24th day of November, 1997.


                                              FIRST MONTAUK FINANCIAL CORP.


                                              By:    /s/ HERBERT KURINSKY
                                                  -----------------------------
                                                  Herbert Kurinsky, President


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints Herbert Kurinsky and William J. Kurinsky, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


         Signature               Capacity                    Date
         ---------               --------                    -----

/s/ HERBERT KURINSKY
-----------------------          President , Chief           November 24, 1997
Herbert Kurinsky                   Executive Officer
                                   and Director

/s/ WILLIAM J. KURINSKY
------------------------         Vice President, Chief       November 24, 1997
William J. Kurinsky               Operating and Chief
                                  Financial Officer,
                                  Secretary and Director
         *
----------------------           Director                    November 24, 1997
Norma Doxey

         *
----------------------           Director                    November 24, 1997
Ward R. Jones, Jr.

         *
----------------------           Director                    November 24, 1997
David I. Portman

By: /s/ HERBERT KURINSKY
    -----------------------
        Herbert Kurinsky

    /s/ WILLIAM J. KURINSKY
    -----------------------
        William J. Kurinsky

                                 EXHIBIT INDEX

Exhibit No.          Description
----------           -----------

   3.l*       Amended and Restated Certificate of Incorporation adopted at
                1989 Special Meeting in lieu of Annual Meeting of
                Shareholders

   3.2*       Amended and Restated By-Laws

   4.l*       Form of Common Stock Certificate

   4.2**      Form of Subscription Rights Certificate

   4.3**      Form of Class A Redeemable Common Stock Purchase Warrant
                Certificate

   4.4**      Form of Class B Redeemable Common Stock Purchase Warrant
                Certificate

   4.5**      Form of Class C Redeemable Common Stock Purchase Warrant
                Certificate

   4.6**      Form of Warrant Agent Agreement

   5***       Opinion of Goldstein & DiGioia

   23**       Consent of Schneider Ehrlich & Wengrover, LLP

 99.1**       Letter to Rights Holders

 99.2**       Instructions for Use of the Subscription Rights Certificate
                including Notice of Guaranteed Delivery

 99.3**       Letter to Rights Holders with addresses outside the
                United States

 99.4**       Letter to Securities Dealers, Commercial Banks, Brokers, Trust
                Companies, and other Nominees, including Nominee Holder Oversubscription Certification

 99.5**       Letter from Nominees to Beneficial Owners, including Letter of
                Instruction from Beneficial Owners of Nominees.

 99.6**       DTC Participant Oversubscription Exercise Form, including
                Nominee Holder Subscription Certificate

 99.7**       Subscription Agent Agreement between the Registrant and North
                American Transfer Company.

----------
     The exhibits designated with an asterisk (*) have previously been filed with the Commission in connection with the Company's Registration Statement on Form S-l, File No. 33-24696, and pursuant to 17 C.F.R. Sections 201.24 and 240.12b-32, are incorporated by reference to the document referenced in brackets following the description of such exhibits. (**) denotes exhibits filed herewith. (***) denotes exhibits to be filed by Amendment to this Registration Statement.